Exhibit 99.1

Press Release

FOR RELEASE January 2, 2004

Contact:	Jim Taylor, Chief Financial Officer
972-869-3400
jtaylor@thomasgroup.com

Hamann announces decision not to continue as CEO of Thomas Group

Irving, Texas, January 2, 2004, Thomas Group, Inc. (TGIS.OB)

Thomas Group announced today that John Hamann, President and CEO of Thomas Group, has informed the Board of his decision to not continue as CEO following the end of his contract, which terminates on January 12, 2004.

According to Hamann, “Three years ago I agreed to take on the formidable task of rebuilding Thomas Group to a stable, successful, growing enterprise.  Though the events of September 11, 2001 delayed my personal timetable for the completion of these tasks, I am pleased to say that the objectives I set three years ago have largely been accomplished, and that the company is now well positioned for future success and continuity of leadership.  Accordingly, I have informed the Board of my decision to leave Thomas Group at the end of my contract.”

Commenting on Hamann’s decision, Jack Chain, Chairman of Thomas Group, said, “We very much appreciate John’s contributions to the company.  The tumult of the last three years in the global economy and in the consulting industry were nothing that anyone could have anticipated, and we are very fortunate that John, and the team he put in place, were more than equal to the task.  The Board knows that these last three years were extraordinarily demanding on John and his family, so we respect his decision and we wish him the best.”

The Board has selected an individual for the position of CEO and President and will make a separate announcement shortly.

***

Founded in 1978, Thomas Group, Inc. is an international, publicly traded professional services firm (TGIS.OB).  Thomas Group focuses on improving enterprise wide operations, competitiveness, and financial performance of major corporate clients through proprietary methodology known as Process Value ManagementTM, process improvement, and by strategically aligning operations and technology to improve bottom line results.  Recognized as a leading specialist in operations consulting, Thomas Group creates and implements customized improvement strategies for sustained performance improvement.

Thomas Group, known as The Results CompanySM, has offices in Dallas, Detroit, Zug, Singapore and Hong Kong.  For additional information on Thomas Group, Inc., please visit the Company on the World Wide Web at www.thomasgroup.com.

– more –

5221 North O’Connor Boulevard  Suite 500 Irving, TX  75039-3753 • Telephone (972) 869 3400, FAX 972-443-1701 •  www.thomasgroup.com

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

###